Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E Equipment Services Reports First Quarter 2012 Results

BATON ROUGE, Louisiana — (May 3, 2012) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2012.

FIRST QUARTER 2012 HIGHLIGHTS

•	Revenues increased 28.7% to $173.7 million versus $134.9 million a year ago with revenues increasing in all segments.

•	Net income increased to $4.0 million in the first quarter compared to a net loss of $6.5 million a year ago.

•	EBITDA increased 82.0% to $38.7 million from $21.3 million a year ago, yielding a margin of 22.3% compared to 15.8% of revenues a year ago.

•	Rental revenues increased 23.0%, or $11.2 million, to $59.6 million on higher time utilization, rates and a larger fleet compared to a year ago.

•	New equipment sales increased to $41.0 million, reflecting a 40.5% increase from a year ago due to higher demand in new crane sales.

•	Gross margins were 30.3% as compared to 26.0% a year ago.

•	Rental gross margins increased to 42.4% in the first quarter compared to 35.4% a year ago.

•

Average time utilization (based on original equipment cost) increased to 69.5% compared to 64.9% a year ago. Average time utilization (based on units available for rent) increased to 65.8% compared to 61.0% last year.

•	Average rental rates increased 10.1% compared to a year ago and 1.5% compared to the fourth quarter of 2011.

•	Dollar utilization was 32.3% in the first quarter compared to 27.9% a year ago.

•	Rental fleet age at March 31, 2012 was 42.8 months compared to an industry age of 52 months.

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H&E Equipment Services Reports First Quarter 2012 Results

May 3, 2012

John Engquist, H&E Equipment Services’ president and chief executive officer, said, “The momentum in our business continued into the first quarter resulting in strong performance with growth in every segment of our business compared to a year ago. The construction environment continues to improve and we experienced elevated demand across all the regions we serve, especially in our Gulf Coast and Intermountain regions where energy related activity remains especially high. Our rental revenues were particularly strong, growing 23.0% from a year ago with continued improvement in rates and utilization. We are pleased that our distribution business generated solid growth of 32.2% over last year’s results. We continue to benefit from our exposure in high growth industrial segments and improving market conditions, and as a result, both revenue and EBITDA grew significantly, at 28.7% and 82.0%, respectively.”

Engquist concluded, “Our outlook for 2012 remains positive based on current market conditions and we believe our results validate our ability to capitalize on these cycle improvements. We remain focused on solid execution, operating leverage and cost control to profitably grow our business.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2012

Revenue

Total revenues increased 28.7% to $173.7 million from $134.9 million in the first quarter of 2011. Equipment rental revenues increased 23.0% to $59.6 million compared with $48.5 million in the first quarter of 2011. New equipment sales increased 40.5% to $41.0 million from $29.2 million a year ago. Used equipment sales increased 72.0% to $26.5 million compared to $15.4 million a year ago. Parts sales increased 8.3 % to $23.4 million from $21.6 million in the first quarter of 2011. Service revenues increased 5.2% to $13.3 million compared with $12.6 million a year ago.

Gross Profit

Gross profit increased 49.9% to $52.7 million from $35.1 million in the first quarter of 2011. Gross margin was 30.3% for the quarter ended March 31, 2012, as compared to 26.0% for the quarter ended March 31, 2011. In comparison to a year ago, the higher gross margin in the first quarter 2012 was largely the result of higher time utilization and higher average rental rates. On a segment basis, gross margin on rentals increased to 42.4% from 35.4% in the first quarter of 2011. On average, rental rates were 10.1% higher than rates in the first quarter of 2011. Time utilization (based on original equipment cost) was 69.5% in the first quarter of 2012 as compared to 64.9% a year ago. Time utilization (based on units available for rent) was 65.8% in the first quarter of 2012 as compared to 61.0% a year ago.

Gross margins on new equipment sales were 12.3% compared to 10.8% in the first quarter a year ago. Gross margins on used equipment sales were 29.8% compared to 25.0% a year ago. Gross margins on parts sales were 27.6% in the first quarter of 2012 and 26.6% last year. Gross margins on service revenues were 61.5% for the first quarter of 2012 compared to 61.1% in the first quarter of 2011.

Rental Fleet

At the end of the first quarter of 2012, the original acquisition cost of the Company’s rental fleet was $745.7 million, an increase of $46.0 million from $699.7 million at the end of the first quarter of 2011. Dollar utilization was 32.3% compared to 27.9% for the first quarter of 2011. Dollar returns improved reflecting higher time utilization and rates as discussed above.

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H&E Equipment Services Reports First Quarter 2012 Results

May 3, 2012

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2012 were $40.7 million compared with $38.1 million last year, a $2.6 million, or 6.9% increase. SG&A expenses in the first quarter of 2012 declined as a percentage of total revenues to 23.4% as compared to 28.2% last year. The increase in SG&A expenses was primarily attributable to higher commission and incentive pay on higher revenues.

Income (Loss) from Operations

Income from operations for the first quarter of 2012 was $12.3 million, or 7.1% of revenues, compared with loss from operations of $2.9 million, or 2.1% of revenues, a year ago.

Interest Expense

Interest expense for the first quarter of 2012 was $6.9 million compared with $7.2 million a year ago.

Net Income (Loss)

Net income was $4.0 million, or $0.11 per diluted share, in the first quarter of 2012 compared to a net loss of $6.5 million, or ($0.19) per diluted share, in the first quarter of 2011.

EBITDA

EBITDA for the first quarter of 2012 increased 82.0%, or $17.4 million, to $38.7 million from $21.3 million in the first quarter of 2011. EBITDA as a percentage of revenues was 22.3% compared with 15.8% in the first quarter of 2011.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss first quarter results today, May 3, 2012, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-4769 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on May 3, 2012, and will continue to be available through May 14, 2012, by dialing 719-457-0820 and entering confirmation code 4907799.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on May 3, 2012, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 65 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service

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H&E Equipment Services Reports First Quarter 2012 Results

May 3, 2012

support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet, and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports First Quarter 2012 Results

May 3, 2012

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues:
Equipment rentals	$59,629	$48,478
New equipment sales	40,997	29,173
Used equipment sales	26,522	15,417
Parts sales	23,378	21,577
Service revenues	13,300	12,637
Other	9,839	7,626

Total revenues	173,665	134,908

Cost of revenues:
Rental depreciation	22,814	20,563
Rental expense	11,543	10,739
New equipment sales	35,945	26,030
Used equipment sales	18,622	11,562
Parts sales	16,929	15,840
Service revenues	5,124	4,911
Other	10,037	10,147

Total cost of revenues	121,014	99,792

Gross profit	52,651	35,116

Selling, general, and administrative expenses	40,703	38,093
Gain on sales of property and equipment, net	323	97

Income (loss) from operations	12,271	(2,880)
Interest expense	(6,870)	(7,207)
Other income, net	357	323

Income (loss) before provision (benefit) for income taxes	5,758	(9,764)
Provision (benefit) for income taxes	1,803	(3,291)

Net income (loss)	$3,955$	$ (6,473)

NET INCOME (LOSS) PER SHARE
Basic – Net income (loss) per share	$0.11	$(0.19)

Basic – Weighted average number of common shares outstanding	34,806	34,700

Diluted – Net income (loss) per share	$0.11	$(0.19)

Diluted – Weighted average number of common shares outstanding	34,949	34,700

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H&E Equipment Services Reports First Quarter 2012 Results

May 3, 2012

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31, 2012	December 31, 2011
Cash	$2,912	$24,215
Rental equipment, net	459,761	450,877
Total assets	786,551	753,305
Total debt (1)	275,010	268,660
Total liabilities	518,057	489,098
Stockholders’ equity	268,494	264,207
Total liabilities and stockholders’ equity	$786,551	$753,305

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$3,955	$(6,473)
Interest expense	6,870	7,207
Provision (benefit) for income taxes	1,803	(3,291)
Depreciation	26,036	23,695
Amortization of intangibles	25	124

EBITDA	$38,689	$21,262

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